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                                  EXHIBIT 99.1
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                         SUSQUEHANNA BANCSHARES, INC.
                     26 NORTH CEDAR STREET, P.O. BOX 1000
                            LITITZ, PA  17543-7000
                                (717) 626-4721



FOR IMMEDIATE RELEASE:                                    Date:  April 14, 1998
Lititz, Pennsylvania

           SUSQUEHANNA BANCSHARES, INC., A $3.5 BILLION MULTI-STATE
                BANK HOLDING COMPANY TO ACQUIRE A PENNSYLVANIA
                       BANK WITH $130 MILLION IN ASSETS


     Susquehanna Bancshares, Inc., Lititz, Pennsylvania ("Susquehanna") (NASDAQ
NMS: SUSQ), announced today that it has signed a definitive agreement to acquire Cardinal Bancorp, Inc. ("Cardinal"). Pursuant to the definitive agreement, Susquehanna will acquire Cardinal and its wholly-owned subsidiary, First American National Bank of Pennsylvania ("FANBP") for approximately 1,267,200 shares of Susquehanna common stock which, based upon the closing price of Susquehanna common stock as of April 13, 1998, represents approximately $46.72 per share of each Cardinal share.

     The acquisition is subject to federal and state regulatory approvals as well as approval of the shareholders of Cardinal. Cardinal issued an option enabling Susquehanna to purchase up to 15% of all Cardinal's total, issued and outstanding shares in the event the transaction fails to be consummated for specified reasons.

     This transaction represents Susquehanna's first venture into western Pennsylvania. FANBP is a national banking association. In addition to its headquarters in Everett, FANBP has branch offices in Bedford, Breezewood, Altoona/Duncansville and Woodbury, Pennsylvania. As of December 31, 1997, FANBP has total assets of $130 million. FANBP was formed in 1902 and will continue to provide service focused on the citizens, businesses and public institutions in the communities it serves. Cardinal is traded over the counter under the symbol CADL. This acquisition is expected to qualify for pooling of interest treatment.

     Susquehanna owns five banks in Pennsylvania with $1.8 billion in assets, a bank and a savings bank in Maryland with $1.4 billion in assets and two banks in New Jersey with $0.3 billion in assets.

     On a pro forma consolidated basis at December 31, 1997, as a result of these transactions announced today, Susquehanna's assets will increase from $3.5 billion to $3.7 billion.
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     Robert S. Bolinger, President of Susquehanna, and Merle W. Helsel,
President of Cardinal, expressed their pleasure with the acquisition which is expected to be completed later this year. Mr. Bolinger noted that Cardinal and FANBP have a long tradition of service to the communities of Bedford County.
The products offered to FANBP's customers can be significantly enhanced as a result of the addition of Susquehanna's resources. "The addition of FANBP represents Susquehanna's commitment to expand in western Pennsylvania and to help assure the continuance of community banking throughout central and western Pennsylvania. We are delighted to be welcoming FANBP's employees and customers," said Mr. Bolinger. Cardinal will have the right to appoint a member, from among its board of directors, to the Susquehanna board of directors.

     "I believe this is a tremendous opportunity for the customers and shareholders of Cardinal," explained Mr. Helsel. "Unlike other bank mergers where banks lose their identity, First American will maintain its name, local board of directors and ability to serve its community with the same degree of personalized service and concern as currently exists, while being able to offer additional products and services through the resources of Susquehanna. Additionally, our shareholders will have increased liquidity in their stock and
ownership in a dynamic financial services company."   Mr. Helsel added, "Being
part of Susquehanna will provide us with more ways to remain competitive with larger lending institutions and other financial service providers while providing First American a relatively unique opportunity to retain the community bank atmosphere our customers enjoy."

     Mr. Helsel and Mr. Bolinger joined together noting "We believe this acquisition will inure to the benefit of all parties. Even more importantly, we expect the communities and customers to benefit as we continue to provide the quality banking services that all of our customers have come to expect and appreciate, delivered in a friendly, personalized manner by local people through a network of 10 financial institutions with 126 community banking offices."

     Susquehanna Bancshares, Inc. is the holding company for Citizens National Bank of Southern Pennsylvania, Greencastle, Pa; Equity National Bank, Marlton, NJ; Farmers & Merchants Bank and Trust, Hagerstown, Md; Farmers First Bank, Lititz, Pa; Farmers National Bank, Mullica Hill, NJ; First National Trust Bank, Sunbury, Pa; Founders' Bank, Bryn Mawr, Pa; Susquehanna Bank, Baltimore, Md; Williamsport National Bank, Williamsport, Pa; Susquehanna Bancshares Life Insurance Company, Lititz, PA; and Susque-Bancshares Leasing Co., Inc., Lititz, PA.

     Susquehanna Bancshares, Inc.'s common stock is listed on the NASDAQ National Market System under the symbol SUSQ. Susquehanna member banks now have 121 community banking offices throughout central Pennsylvania, Maryland and New Jersey.

                                    Robert S. Bolinger
                                    President and C.E.O.
                                    SUSQUEHANNA BANCSHARES, INC.
                                    Office:  (717) 626-4721